The information in this prospectus supplement is not complete and may be changed. We may not deliver these securities until a final prospectus supplement is delivered. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Prospectus Supplement dated June 13, 2007
PROSPECTUS SUPPLEMENT	Registration Statement No. 333-131266
(To Prospectus dated January 25, 2006)	Rule 424(b)(2)

$
WARRANTS

Outperformance Call Warrants Expiring June 22, 2009
Based on the Performance of the S&P 500® Index Over the Russell 2000® Index

Upon automatic exercise on June 22, 2009, the warrants will pay an amount in cash, which may be zero, based on any performance of the S&P 500® Index (the “SPX Index”) which exceeds the performance of the Russell 2000® Index (the “RTY Index”) over the term of the warrants. If the SPX Index outperforms the RTY Index, you will receive an amount in cash based on difference between the percentage performance of the SPX Index and percentage performance of the RTY Index. If the SPX Index does not outperform the RTY Index, the warrants will not pay any cash upon automatic exercise and you will lose your entire investment in the warrants.
We expect the purchase price of each warrant to be $8.25 to $8.75.
The warrants will expire on June 22, 2009, which we refer to as the expiration date, subject to postponement for market disruption events.
The warrants will be automatically exercised on the expiration date and will not be exercisable by you or us at any time prior to the expiration date.
The warrants will pay a cash settlement amount, which may be zero, on June 29, 2009, which we refer to as the settlement date.
The cash settlement amount will equal the greater of (a) $0 and (b) the outperformance amount.
The outperformance amount will equal the product of (a) $100, which we refer to as the notional amount, and (b) the outperformance return. If the SPX Index fails to outperform the RTY Index over the term of the warrants, the outperformance amount will be less than $0, the cash settlement amount will be $0, and you will lose your entire investment in the warrants. If the SPX Index outperforms the RTY Index by less than 8.25% to 8.75%, you will receive less than the purchase price of the warrants on the settlement date and will lose money on your initial investment.
The outperformance return will equal the SPX Index return less the RTY Index return.
º	The return for each index will measure the percentage change in the final value for the index from the initial value for the index.
º	The initial value for each index will equal the index closing value for the index on the day we price the warrants for initial sale to the public.
º	The final value for each index will equal the index closing value for the index on the expiration date, subject to adjustment for market disruption events and non-index business days.
Investing in the warrants is not equivalent to investing in the SPX Index or the RTY Index or their respective component stocks.
The warrants will not be listed on any securities exchange.
The CUSIP number for the warrants is 617475553.
Morgan Stanley & Co. Incorporated expects to deliver the warrants to purchasers, in registered book-entry form only, through The Depository Trust Company on June , 2007.
The warrants are unsecured contractual obligations of Morgan Stanley and will rank equally with our other unsecured contractual obligations and with our unsecured and unsubordinated debt.
You should read the more detailed description of the warrants in this prospectus supplement. In particular, you should review and understand the descriptions in “Summary of the Prospectus Supplement” and “Description of the Warrants.”
You must have an options-approved brokerage account in order to purchase the warrants. The warrants involve risks not associated with an investment in conventional securities. Unless the SPX Index outperforms the RTY Index, you will lose your entire investment in the warrants. See “Risk Factors” beginning on S-12.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

PRICE $ PER WARRANT

	Price to	Agent’s Discounts and	Proceeds to
	Public (1)	Commissions (1)	Company

Per Warrant	$	$	$
Total	$	$	$

(1)	For additional information, see “Plan of Distribution” in this prospectus supplement.
MORGAN STANLEY

                 , 2007

     For a description of certain restrictions on offers, sales and deliveries of the warrants and on the distribution of this prospectus supplement and the accompanying prospectus relating to the warrants, see the section of this prospectus supplement called “Description of Warrants–Plan of Distribution.”

     No action has been or will be taken by us, the agent or any dealer that would permit a public offering of the warrants or possession or distribution of this prospectus supplement and the accompanying prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Neither this prospectus supplement and the accompanying prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

     The warrants have not been and will not be registered with the Comissão de Calores Mobiliários (The Brazilian Securities Commission). The warrants may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

     The warrants have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the warrants or distribution of this prospectus supplement and the accompanying prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

     No action has been taken to permit an offering of the warrants to the public in Hong Kong as the warrants have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the warrants, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the warrants which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong ("SFO") and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

     The warrants have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This prospectus supplement and the accompanying prospectus may not be publicly distributed in Mexico.

     The agent and each dealer represent and agree that they will not offer or sell the warrants nor make the warrants the subject of an invitation for subscription or purchase, nor will they circulate or distribute the prospectus supplement and the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the warrants, whether directly or indirectly, to persons in Singapore other than:

      (a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

      (b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

      (c) a person who acquires the warrants for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

      (d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

TABLE OF CONTENTS

Prospectus Supplement	Page	Prospectus	Page

Summary of the Prospectus Supplement	4	Summary	3
Hypothetical Payouts on the Warrants	8	Foreign Currency Risks	7
Risk Factors	12	Where You Can Find More Information	9
Description of the Warrants	16	Consolidated Ratios of Earnings to Fixed
Historical Information	20
Charges and Earnings to Fixed Charges

The S&P 500® Index	22
and Preferred Stock Dividends
			11
The Russell 2000® Index	25	Morgan Stanley	12
Use of Proceeds and Hedging	28	Use of Proceeds	13
Book-Entry, Delivery and Form	28	Description of Debt Securities	13
Certain United States Federal Income Tax		Description of Units	39
Considerations
	29	Description of Warrants	44
ERISA Matters for Pension Plans and Insurance		Description of Purchase Contracts	46
Companies
	31	Description of Capital Stock	48
Plan of Distribution	33	Forms of Securities	59
		Securities Offered on a Global Basis Through

the Depositary
			62
		United States Federal Taxation	66
		Plan of Distribution	70
		Legal Matters	72
		Experts	73
		ERISA Matters for Pension Plans and

Insurance Companies
			73

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE WARRANTS. SPECIFICALLY, THE AGENT MAY OVER-ALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE THE WARRANTS, THE RESPECTIVE COMPONENT STOCKS OF THE S&P 500® INDEX AND/OR THE RUSSELL 2000® INDEX OR OPTIONS OR FUTURES ON THE S&P 500® INDEX AND/OR THE RUSSELL 2000® INDEX. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE “DESCRIPTION OF THE WARRANTS—USE OF PROCEEDS AND HEDGING” AND “THE PLAN OF DISTRIBUTION.”

     You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus dated January 25, 2006. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We are offering to sell, and seeking offers to buy, only the warrants described in this prospectus supplement and the accompanying prospectus, and we are offering to sell, and seeking offers to buy, these warrants only in jurisdictions where offers and sales are permitted.

     The distribution of this prospectus supplement and the accompanying prospectus and the offering of the warrants in certain jurisdictions may be restricted by law. Persons outside of the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about and observe any restrictions relating to the offering of the warrants and the distribution of this prospectus supplement and the accompanying prospectus outside of the United States.

     In this prospectus supplement, the “Company,” “we,” “us,” and “our” refer to Morgan Stanley. References to “U.S. dollar,” “U.S.$” or “$” are to United States dollars.

SUMMARY OF THE PROSPECTUS SUPPLEMENT

     The following summary describes the warrants we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this prospectus supplement and in the accompanying prospectus. You should carefully consider, among other things, the matters set forth in “Risk Factors.”

Issuer Securities Offered	Morgan Stanley Outperformance Call Warrants Expiring June 22, 2009 Based on the Performance of the S&P 500® Index Over the Russell 2000® Index

Purchase Price

U.S. $8.25 to $8.75 per warrant.

The original purchase price of the warrants includes the agent’s commissions paid with respect to the warrants and the cost of hedging our obligations under the warrants. The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions. The fact that the original purchase price of the warrants includes these hedging costs is expected to adversely affect the secondary market prices of the warrants. See “Risk Factors—The inclusion of commissions and projected profit of hedging in the original purchase price is likely to adversely secondary market prices” and “Description of Warrants—Use of Proceeds and Hedging” in this prospectus supplement.

Purchasing the Warrants

You must have an options-approved brokerage account in order to purchase the warrants. The warrants are not suitable for any investors who cannot sustain a total loss of the purchase price of the warrants. Please see “Risk Factors” in this prospectus supplement.

Expiration Date	June 22, 2009, subject to postponement as described in this prospectus supplement under “Description of the Warrants— Postponement of Expiration Date.”

Settlement Date Exercise of Warrants

June 29, 2009

The warrants will be automatically exercised on the expiration date. The warrants may not be exercised by either you or us prior to the expiration date. See “—Exercise of Warrants” under “Description of the Warrants” in this prospectus supplement.

Warrant Type Settlement

Call warrants

We will deliver any cash settlement amount due to you on the settlement date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See “Description of Warrants – Settlement.”

Cash Settlement Amount	Upon automatic exercise on the expiration date, you will receive on the settlement date for each warrant held by you on the expiration date an amount in cash, which we refer to as the cash settlement amount, which will equal the greater of (a) $0 and (b) the outperformance amount.

Outperformance Amount

The outperformance amount will equal the product of (a) $100, which we refer to as the notional amount, and (b) the outperformance return.

If the S&P 500® Index (the “SPX Index”) does not outperform the Russell 2000® Index (the “RTY Index”) over the term of the warrants, the outperformance amount will be less than $0, the cash settlement amount will be $0, and you will lose your entire investment in the warrants.

If the SPX Index outperforms the RTY Index by less than 8.25% to 8.75%, you will receive less than the purchase price of the warrants on the settlement date and will lose money on your initial investment.

Outperformance Return

The outperformance return will equal the SPX Index return less the RTY Index return.

The outperformance return will be positive only if the SPX Index outperforms the RTY Index over the term of the warrants.

SPX Index Return	The SPX Index return will equal (a) SPX Index final value less SPX Index initial value divided by (b) SPX Index initial value.

RTY Index Return	The RTY Index return will equal (a) RTY Index final value less RTY Index initial value divided by (b) RTY Index initial value.

SPX Index Initial Value	The closing value of the SPX Index as reported on Bloomberg under ticker symbol “SPX” on the day we price the warrants for initial sale to the public, which we refer to as the pricing date.

SPX Index Final Value	The closing value of the SPX Index as reported on Bloomberg under ticker symbol “SPX” on the expiration date, subject to adjustment for market disruption events.

RTY Index Initial Value	The closing value of the RTY Index as reported on Bloomberg under ticker symbol “RTY” on the pricing date.

RTY Index Final Value	The closing value of the RTY Index as reported on Bloomberg under ticker symbol “RTY” on the expiration date, subject to adjustment for market disruption events.

Ranking	The warrants are our unsecured contractual obligations and rank pari passu with our other unsecured contractual obligations and with our unsecured and unsubordinated debt.

Form CUSIP Number Listing	Fully registered global certificates in book-entry form 617475553 None

Minimum Purchase Warrant Agent	100 warrants The Bank of New York, a New York banking corporation (as successor Warrant Agent to JPMorgan Chase Bank, N.A.)

Calculation Agent

We have appointed our affiliate Morgan Stanley & Co. Incorporated (“MS & Co.”) to act as Calculation Agent. As Calculation Agent, MS & Co. will determine the SPX Index initial value, the SPX Index final value, the Russell 2000® Index initial value, the Russell 2000® Index final value, the outperformance return, the outperformance amount, if any, the cash settlement amount, if any, you will receive upon the settlement date and whether a market disruption event has occurred (see the section of this prospectus supplement entitled “Risk Factors – The Economic Interests of the Calculation Agent and Other Affiliates of Ours Are Potentially Adverse to Your Interests”).

Delivery and Clearance

The warrants will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, which we refer to as DTC, and will be registered in the name of a nominee of DTC. DTC’s nominee will be the only registered holder of the warrants. Your beneficial interest in the warrants will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this prospectus supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the warrants, for distribution to participants in accordance with DTC’s procedures. For more information regarding DTC and book entry warrants, please read the section of this prospectus supplement called “Book-Entry, Delivery and Form” and “Form of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Taxation

The warrants will be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Please note that the discussion in this preliminary prospectus supplement concerning the U.S. federal income tax consequences of investing in the warrants supersedes the discussion contained in the accompanying prospectus. Subject to the discussion under “Certain United States Federal Income Taxation Considerations” in this preliminary prospectus supplement, the warrants will be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. Please read carefully the discussion under “Certain United States Federal Income Taxation Considerations” in this preliminary prospectus supplement concerning the U.S. federal income tax consequences of investing in the warrants.

You are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of investing in the warrants as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

How to Reach Us	You may contact your local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 761-4000).

HYPOTHETICAL PAYOUTS ON THE WARRANTS

     Upon the automatic exercise of the warrants on the expiration date, if SPX Index has outperformed the RTY Index over the term of the warrants so that the outperformance return is greater than 0%, for each warrant that you hold, you will receive a cash settlement amount equal to the product of (a) $100 times (b) the outperformance return, which will equal the SPX Index return less the RTY Index return. However, if SPX Index has not outperformed the RTY Index over the term of the warrants, the outperformance return will be less than 0% and the cash settlement amount per warrant will be $0, meaning you would lose your entire investment in the warrants. If the SPX Index outperforms the RTY Index by less than 8.25% to 8.75%, you will receive less than the purchase price of the warrants on the settlement date and will lose money on your initial investment.

How the cash settlement amount is calculated

The cash settlement amount at maturity will be calculated as follows:

Cash settlement amount	= the greater of (a) $0 and (b) the outperformance amount

The outperformance amount will equal:

Outperformance amount	= notional amount times outperformance return

where: Notional amount              =    $100

Outperformance return    =    SPX Index return           less           RTY Index return

where;

SPX Index final value – SPX Index initial value
SPX Index return	=
SPX Index initial value

and

RTY Index final value – RTY Index initial value
RTY Index return	=
RTY Index initial value

     Full Example

The following example sets out in full how the cash settlement amount on the warrants will be calculated at maturity using the following hypothetical terms.

Hypothetical terms

Purchase price per warrant:	$8.50	RTY Index initial value:	840
SPX Index initial value:	1,500	RTY Index final value:	882 (5% increase)
SPX Index final value:	1,725 (15% increase)

Using these hypothetical values of the indices, the cash settlement amount per warrant would equal:

Cash settlement amount	= the greater of (a) $0 and (b) the outperformance amount

Outperformance amount	= notional amount times outperformance return

where: Notional amount            =    $100

Outperformance return    =    SPX Index return           less           RTY Index return

where;

1,725 – 1,500
SPX Index return	=
1,500

	=	0.15 (15%)

882 – 840
RTY Index return	=
840

	=	0.05 (5%)

Outperformance return	= 0.15 less 0.05

= 0.10

Outperformance amount	= $100 times 0.10

= $10

Cash settlement amount	= the greater of (a) $0 and (b) $10

= $10

Percentage return on hypothetical purchase price: 17.65%

     Table of Examples — Index Performance

     The following examples assume a hypothetical purchase price of $8.50 per warrant and demonstrate the effect of different index performances on your investment return.

SPX Index return RTY Index return	Example 1	Example 2	Example 3
	15%	15%	10%
	5%	6.5%	5%
Outperformance Return:	10%	8.5%	5%
Outperformance Amount:	$10	$8.50	$5
Cash Settlement Amount:	$10	$8.50	$5
Return on hypothetical $8.50 purchase price:	17.65%	0%	-41%

SPX Index return RTY Index return	Example 4	Example 5	Example 6
	5%	-5%	-10%
	10%	-15%	-5%
Outperformance Return:	-5%	10%	-5%
Outperformance Amount:	-$5	$10	-$5
Cash Settlement Amount:	$0	$10	$0
Return on hypothetical $8.50 purchase price:	-100%	17.65%	-100%

In Example 1, the SPX Index has increased 15% and the RTY Index has increased 5%. This means the outperformance return is 10% (representing the difference between the performance of the SPX Index and the performance of the RTY Index). The cash settlement amount is therefore $10 ($100 times 0.10), which represents a 17.65% return on the hypothetical purchase price of $8.50. This return exceeds the outperformance return.

In Example 2, the SPX Index has increased 15% and the RTY Index has increased 6.5%. This means the outperformance return is 8.5% (representing the difference between the performance of the SPX Index and the performance of the RTY Index). The cash settlement amount is therefore $8.50 ($100 times 0.085), which represents a return of the hypothetical purchase price of $8.50. Accordingly, even though the SPX Index has increased over the term of the warrants, it has only outperformed the RTY Index to a degree sufficient for you to receive a cash settlement amount equal to the hypothetical purchase price. In this situation, you would not have received a return on your initial investment.

In Example 3, the SPX Index has increased 10% and the RTY Index has increased 5%. This means the outperformance return is 5% (representing the difference between the performance of the SPX Index and the performance of the RTY Index). The cash settlement amount is therefore $5 ($100 times 0.05), which represents a -41% return on the hypothetical purchase price of $8.50. Accordingly, even though the SPX Index has increased over the term of the warrants, it has not sufficiently outperformed the RTY Index for you to have received a cash settlement amount exceeding the hypothetical purchase price and you would have lost money on your initial investment.

In Example 4, the SPX Index has increased 5% and the RTY Index has increased 10%. This means the outperformance return is -5% (representing the difference between the performance of the SPX Index and the performance of the RTY Index). In this situation, the outperformance amount would be -$5 ($100 times -0.05). As the outperformance amount is less than $0, the cash settlement amount will be $0. Accordingly, because the RTY Index has outperformed the SPX Index, you would not have received any cash settlement amount and you would have lost your entire initial investment.

In Example 5, the SPX Index has decreased 5% and the RTY Index has decreased 15%. Even though both indices have decreased over the term of the warrants, the outperformance return is 10% as the SPX Index has still outperformed the RTY Index. The cash settlement amount is therefore $10 ($100 times 0.10), which represents a 17.65% return on the hypothetical purchase price of $8.50.

In Example 6, the SPX Index has decreased 10% and the RTY Index has decreased 5%. This means the outperformance return is -5% (representing the difference between the performance of the SPX Index and the performance of the RTY Index). In this situation, the outperformance amount would be -$5 ($100 times -0.05). As the outperformance amount is less than $0, the cash settlement amount will be $0. Accordingly, because the RTY Index has outperformed the SPX Index, you would not have received any cash settlement amount and would have lost your entire initial investment.

     Table of Examples – Outperformance Returns and Return on the Warrants

     The following examples assume a hypothetical purchase price of $8.50 per warrant and demonstrate different outperformance returns and how these impact your return on the warrants. The annualized return on the warrant is based on annual compounding.

Outperformance Return	Cash Settlement Amount	Gain/Loss on Warrant	Total Return on Warrant	Annualized Return on Warrant

16%	$16.00	$7.50	88.24%	37.20%
14%	$14.00	$5.50	64.71%	28.34%
12%	$12.00	$3.50	41.18%	18.82%
10%	$10.00	$1.50	17.65%	8.47%
8.50%	$8.50	$0.00	0.00%	0.00%
8%	$8.00	-$0.50	-5.88%	-2.99%
6%	$6.00	-$2.50	-29.41%	-15.98%
4%	$4.00	-$4.50	-52.94%	-31.40%
2%	$2.00	-$6.50	-76.47%	-51.49%
0%	$0.00	-$8.50	-100.00%	-100.00%
-2%	$0.00	-$8.50	-100.00%	-100.00%
-4%	$0.00	-$8.50	-100.00%	-100.00%

RISK FACTORS

No Guaranteed Return of Purchase Price

     You will receive a cash settlement amount greater than zero only if the SPX Index outperforms the RTY Index over the term of the warrants. If the SPX Index does not outperform the RTY Index by at least 8.25% to 8.75%, you will not recover the purchase price of the warrants. If the SPX Index does not outperform the RTY Index over the term of the warrants, you will lose your entire investment in the warrants.

The Cash Settlement Amount is Based on the Outperformance of the SPX Index Over the RTY Index

     The cash settlement amount is based on the outperformance, if any, of the SPX Index over the RTY Index. Accordingly, the SPX Index must increase over the term of the warrants by a greater percentage (or, if the RTY Index and the SPX Index both decrease, decrease by lower percentage) than the percentage increase (or decrease, if applicable) of the RTY Index. If the RTY Index outperforms the SPX Index, you will lose your entire initial investment even if the SPX Index has increased over the term of the warrants.

The Warrants are Suitable Only for Investors with Options-Approved Accounts

     You will not be able to purchase the warrants unless you have an options-approved brokerage account. Warrants are not suitable for any investors who cannot sustain a total loss of their investment. You should be prepared to sustain a total loss of the purchase price of your warrants.

     Before making any investment in the warrants, it is important that a prospective investor become informed about and understand the nature of the warrants in general, the specific terms of the warrants and the nature of the SPX Index, the RTY Index and the relative performance of the two indices. An investor should understand the consequences of liquidating his investment in a warrant by allowing it to be automatically exercised on the expiration date as opposed to selling it.

The Warrants will be Automatically Exercised on the Expiration Date

     The warrants will be automatically exercised on the expiration date. Neither you nor we can exercise the warrants at any time prior to the expiration date. Accordingly, unless you sell the warrants prior to the expiration date, you will not be able to capture any outperformance of the SPX Index over the RTY Index as measured at any point in time prior to the expiration date. Even if the SPX Index has outperformed the RTY Index prior to the expiration date, if SPX Index has not outperformed the RTY Index as of the expiration date, you will lose your entire investment in the warrants. Further, you do not have a choice as to whether the warrants will be automatically exercised on the expiration date. Accordingly, if the SPX Index has not outperformed the RTY Index as of the expiration date, you will not have the option to cancel your investment or otherwise seek a return of the purchase price.

There May be a Postponement of Expiration Date for the Warrants

     If the calculation agent determines that a market disruption event with respect to either the SPX Index or the RTY Index has occurred and is continuing on the expiration date, or if such date is not an index business day for the SPX Index or the RTY Index, then the expiration date for such affected index will be postponed to the next index business day for such index on which there is no market disruption event. See “Description of the Warrants—Postponement of Expiration Date” in this prospectus supplement, which includes a description of events, circumstances or causes constituting market disruption events.

Risks Related to Index Outperformance Warrants

     Investment decisions relating to index outperformance warrants require the investor to predict the direction of movements in the underlying indices as well as the relative amount and timing of those movements. Index outperformance warrants may change substantially in value, or lose all of their value, with relatively small movements in the underlying indices, particularly if the outperformance index (in the case of these warrants, the SPX Index) decreases at a time when the base index (in the case of these warrants, the RTY Index) is increasing. Moreover, an index outperformance warrant is a “wasting asset” in that in the absence of offsetting factors, such as an increase in the performance of the outperformance index relative to the base index, the market value of an index outperformance warrant will tend to decrease over time and the warrant will have no market value after the time for exercise has expired. Accordingly, the warrants involve a high degree of risk and are not appropriate for every investor. As such, investors who are considering purchasing the warrants must be able to understand and bear the risk of a speculative investment in the warrants and be experienced with respect to options and option transactions and understand the risks of index transactions. Such investors should reach an investment decision only after careful consideration, with their advisers, of the suitability of the warrants in light of their particular financial circumstances and the information set forth in this prospectus supplement and in the prospectus.

     The warrants share many of the risks of standardized options but, unlike standardized options, they are backed only by our credit (and not that of The Options Clearing Corporation). The warrants contain their own terms and conditions, which may differ from those of other warrants, even other outperformance warrants on the SPX Index and the RTY Index or other warrants issued by us.

Market Price of the Warrants Influenced by Many Unpredictable Factors

     If the warrants could be exercised as of the date of this prospectus supplement, they would have a cash settlement amount of zero, although we expect their purchase price to be between $8.25 to $8.75. The theoretical cash settlement amount at any time prior to expiration is typically expected to be less than the warrants’ market price at that time. The difference between the market price and the cash settlement amount will reflect a number of factors, including the “time value” for the warrants, and the supply and demand for the warrants. See “—Secondary Trading May be Limited” below. The “time value” of the warrants will depend upon the length of the period remaining until expiration of the warrants. Several factors, many of which are beyond our control, will influence the market price of the warrants, including:

  the value and performance of the SPX Index and the RTY Index at any time, and in particular, whether the SPX Index is outperforming the RTY Index,

  changes in the volatility (frequency and magnitude of changes in values) of the SPX Index and the RTY Index,

  interest and yield rates in the market,

  geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the respective stocks underlying the SPX Index and the RTY Index or stock markets generally and that may affect the closing values of the SPX Index and the RTY Index on the expiration date, the time remaining until the expiration of the warrants,

  the dividend rate on the respective stocks underlying the SPX Index and the RTY Index, and our creditworthiness.

     Some or all of these factors will influence the price that you will receive if you sell your warrants prior to exercise.

     You cannot predict the future performance of the SPX Index and the RTY Index based on their historical performance. We cannot guarantee that on the expiration date the SPX Index will have outperformed the RTY Index so that you will receive a cash settlement amount in excess of $0.

Secondary Trading May Be Limited

     The warrants will not be listed on any securities exchange. There may be little or no secondary market for the warrants. MS & Co. currently intends to act as a market maker for the warrants, but it is not required to do so. If at any time MS & Co. were to cease acting as a market maker, it is likely that there would be significantly less liquidity in the secondary market, in which case the price at which you would be able to sell your warrants would likely be lower than if an active market existed.

The Inclusion of Commissions and Projected Profit from Hedging in the Purchase Price is Likely to Adversely Affect Secondary Market Prices

     Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase warrants in secondary market transactions will likely be lower than the original purchase price, since the original purchase price included, and secondary market prices are likely to exclude, commissions paid with respect to the warrants, as well as the projected profit included in the cost of hedging our obligations under the warrants. In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

Investing in the Warrants is Not Equivalent to Investing in the SPX Index or the RTY Index

     Investing in the warrants is not equivalent to investing in the SPX Index or the RTY Index or their respective component stocks or in an equity-linked note based on the outperformance of the SPX Index over the RTY Index. If the SPX Index sufficiently outperforms the RTY Index over the term of the warrants, you will receive a percentage return on the original purchase price of the warrants that is greater than the simple outperformance of the SPX Index over the RTY Index, if any. However, unlike a direct investment in the SPX Index or the RTY Index, if the SPX Index does not outperform the RTY Index, you will lose your entire investment in the warrants, even if the SPX Index appreciates over the term of the warrants. You should review the table of hypothetical payouts on the warrants on page S-8.

You Have No Shareholder Rights

     As an investor in the warrants, you will not have voting rights, the right to receive dividends or other distributions or any other rights with respect to the stocks that underlie the SPX Index or the RTY Index.

The Economic Interests of the Calculation Agent and Other Affiliates of Ours Are Potentially Adverse to Your Interests

     The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interest as an investor in the warrants.

     As calculation agent, MS & Co. will determine the SPX Index initial value, the RTY Index initial value, SPX Index final value, the RTY Index final value, the outperformance return and the outperformance amount, if any, and calculate the cash settlement amount, if any, that you will receive upon automatic exercise on the expiration date. Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of any index closing values in the event of a discontinuance of the SPX Index or the RTY Index, may affect the payout to you on the settlement date. See the sections called “—Postponement of Expiration Date” and “—Discontinuance of the SPX Index or the RTY Index; Alteration of Method of Calculation” under “Description of the Warrants” in this prospectus supplement.

     The original purchase price of the warrants includes the agent’s commission and certain costs of hedging our obligations under the warrants. The subsidiaries through which we hedge our obligations under the warrants expect to make a profit. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected.

Hedging and Trading Activity by the Calculation Agent and its Affiliates Could Potentially Adversely Affect the Value of the SPX Index or the RTY Index

     MS & Co. and other affiliates of ours will carry out hedging activities related to the warrants (and possibly to other instruments linked to the SPX Index or the RTY Index or their respective component stocks), including trading in the respective stocks underlying the SPX Index or the RTY Index as well as in other instruments related to the SPX Index or the RTY Index. MS & Co. and some of our other subsidiaries also trade the stocks underlying the SPX Index and the RTY Index and other financial instruments related to the SPX Index or the RTY Index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the SPX Index initial value and/or the RTY Index initial value and, therefore, affect the starting point for assessing the relative performance of the SPX Index and the RTY Index over the term of the warrants. Additionally, such hedging or trading activities during the term of the warrants could potentially affect the relative performance of the SPX Index and the RTY Index on the expiration date and, accordingly, the cash settlement amount, if any, that you will receive upon automatic exercise.

Adjustments to the SPX Index or the RTY Index Could Adversely Affect the Value of the Warrants

     Standard and Poor’s, which we refer to as S&P, is responsible for calculating and maintaining the SPX Index. S&P can add, delete or substitute the stocks underlying the SPX Index or make other methodological changes that could change the value of the SPX Index. S&P may discontinue or suspend calculation or dissemination of the SPX Index. Any of these actions could adversely affect the value of the warrants.

     Frank Russell Company is responsible for calculating and maintaining the RTY Index. Frank Russell Company can add, delete or substitute the stocks underlying the RTY Index or make other methodological changes that could change the value of the RTY Index. Frank Russell Company may discontinue or suspend calculation or dissemination of the RTY Index. Any of these actions could adversely affect the value of the warrants.

     S&P or Frank Russell Company may discontinue or suspend calculation or publication of the SPX Index or the RTY Index, respectively, at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index. MS & Co. could have an economic interest that is different than that of investors in the warrants insofar as, for example, MS & Co. is not precluded from considering indices that are calculated and published by MS & Co. or any of its affiliates. If MS & Co. determines that there is no appropriate successor index on the expiration date, the payout on the warrants on the will be an amount based on the closing prices of the stocks underlying the SPX Index or the RTY Index at the time of such discontinuance, without rebalancing or substitution, computed by MS & Co. as calculation agent in accordance with the formula for calculating the SPX Index or the RTY Index last in effect prior to such discontinuance.

DESCRIPTION OF THE WARRANTS

     The following description of the particular terms of the Outperformance Call Warrants Expiring June 22, 2009 Based on the Performance of the S&P 500® Index Over the Russell 2000® Index, which we refer to as the “Warrants,” offered hereby supplements the description of the general terms and provisions of the Warrants set forth in the prospectus, to which description reference is hereby made.

General

     The Warrants will be issued pursuant to a Warrant Agreement (the “Warrant Agreement”), dated as of November 1, 2004, among us and Bank of New York, (as successor to JPMorgan Chase Bank, N.A.), as Warrant Agent (the “Warrant Agent”). We expect to deliver the Warrants to initial purchasers on June , 2007 (the “Closing Date”). The following summaries of certain provisions of the Warrants and the Warrant Agreement do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of the Warrant Agreement (including the form of global Warrant Certificate attached as an exhibit thereto). The Warrant Agreement will be available from the Warrant Agent by contacting its office (the “Warrant Agent’s Office”), which is currently located at 101 Barclay Street, 8W, New York, New York 10286, during the Warrant Agent’s normal business hours.

     The aggregate number of Warrants to be issued will be     , subject to our right to “reopen” the issue of Warrants and issue additional Warrants at any time.

     If you wish to purchase Warrants, you are required to purchase a minimum of 100 Warrants.

     A Warrant will not require or entitle you to purchase or take delivery from us of any of the stocks that then comprise the S&P 500® Index (the “SPX Index”) or the Russell 2000® Index (the “RTY Index”) or a successor index to either of those indices (the “Underlying Stocks”) or any other securities. Upon exercise of a Warrant, we will make only a U.S. dollar cash payment equal to the Cash Settlement Amount, if any, of such Warrant. We are under no obligation to, nor will we, sell or deliver to you any of the Underlying Stocks or any other securities in connection with the exercise of any Warrants. You will not receive any interest on any Cash Settlement Amount, and the Warrants will not entitle you to any of the rights of holders of any of the Underlying Stocks or any other securities.

Cash Settlement Amount

     Each Warrant will entitle the warrantholder to receive, upon automatic exercise on the Expiration Date, an amount in cash (the “Cash Settlement Amount”). The Cash Settlement Amount per Warrant will be an amount in U.S. dollars equal to the greater of (a) $0 and (b) the Outperformance Amount. In no event will the Cash Settlement Amount be less than zero. The Cash Settlement Amount is described by the following formula:

     Cash Settlement Amount = the greater of (i) $0 and (ii) the Outperformance Amount where,

Outperformance Amount	=	Notional Amount times Outperformance Return

where,

Notional Amount	=	$100

Outperformance Return	=	SPX Index Return less RTY Index Return

where,

SPX Index Return	=	SPX Index Final Value – SPX Index Initial Value SPX Index Initial Value

and

RTY Index Return	=	RTY Index Final Value – RTY Index Initial Value RTY Index Initial Value

     The “SPX Index Initial Value” is                , the closing value of the SPX Index as reported on Bloomberg under ticker symbol “SPX” on the day we price the Warrants for initial sale to the public, which we refer to as the “Pricing Date”.

     The “SPX Index Final Value” will be the closing value of the SPX Index as reported on Bloomberg under ticker symbol “SPX” on the Expiration Date.

     The “RTY Index Initial Value” is                , the closing value of the RTY Index as reported on Bloomberg under ticker symbol “RTY” on the Pricing Date.

     The “RTY Index Final Value” will be the closing value of the RTY Index as reported on Bloomberg under ticker symbol “RTY” on the Expiration Date.

     In certain circumstances, the SPX Index Final Value or the RTY Index Final Value will be based on an alternate calculation of the respective index as described under “—Discontinuance of the SPX Index or the RTY Index; Alteration of Method of Calculation.”

Exercise of Warrants

     Exercise of Warrants. All Warrants will be automatically exercised on June 22, 2009, which we refer to as the “Expiration Date”, subject to automatic extension as described in this prospectus supplement under “Postponement of Expiration Date,” below. If the Expiration Date is postponed, the Warrants will be automatically exercised on the Expiration Date as postponed.

     The Calculation Agent will obtain the SPX Index Final Value and RTY Index Final Value as of the Expiration Date and will determine and notify the Warrant Agent of the Cash Settlement Amount, if any, of such Warrants. The Warrants will be settled as provided in this prospectus supplement under “—Settlement.”

Settlement

     The Settlement Date will be June 29, 2009.

     We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to The Depository Trust Company (“DTC”) of the amount of cash to be delivered with respect to each Warrant on or prior to 10:30 a.m. on the Business Day preceding the Settlement Date, and (ii) deliver the aggregate cash amount due with respect to the Warrants to the Trustee for delivery to DTC, as holder of the Warrants, on or prior to the Settlement Date. We expect such amount of cash will be distributed to investors on the Settlement Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See “Forms of Securities – The Depositary” in the accompanying prospectus.

Postponement of Expiration Date

     If the Expiration Date is not an Index Business Day or if there is a Market Disruption Event on such day, in each case, with respect to the SPX Index or the RTY Index, the Expiration Date with respect to such index shall be the next succeeding Index Business Day with respect to such index on which there is no Market Disruption Event with respect to such index; provided that if a Market Disruption Event with respect to such index has occurred on each of the two Index Business Days with respect to such index immediately succeeding the scheduled Expiration Date, then (i) such second succeeding Index Business Day will be deemed to be the Expiration Date for such disrupted index, notwithstanding the occurrence of a Market Disruption Event with respect to such index on such day and (ii) with respect to any such second Index Business Day on which a Market Disruption Event occurs with respect to such index, the Calculation Agent will determine the value of the disrupted index on such second Index Business Day in accordance with the formula for and method of calculating the disrupted index last in effect prior to the commencement of the Market Disruption Event with respect to such index, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) on such Index Business Day of each security most recently constituting the disrupted index.

     “Market Disruption Event” means the occurrence or existence of a suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the level of the SPX Index or the RTY Index (together with the SPX Index, an “Underlying Index”) (or the Successor Index, as defined in “—Discontinuance of the SPX Index or the RTY Index; Alteration of Method of Calculation”) on the Relevant Exchange(s) for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchange(s); or a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for stocks then constituting 20 percent or more of the level of such Underlying Index (or the Successor Index) during the last one-half hour preceding the close of the principal trading session on such Relevant Exchange(s) are materially inaccurate; or the suspension, material limitation or absence of trading on any major securities market for trading in futures or options contracts or exchange traded funds related to such Underlying Index (or the Successor Index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion.

     For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the Underlying Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the Underlying Index shall be based on a comparison of (x) the portion of the value of such Underlying Index attributable to that security relative to (y) the overall value of such Underlying Index, in each case immediately before that suspension or limitation.

     For purposes of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange traded fund will not constitute a Market Disruption Event, (3) limitations pursuant to the rules of any Relevant Exchange similar to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80A as determined by the Calculation Agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in futures or options contracts on the Underlying Index by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Underlying Index and (5) a “suspension, absence or material limitation of trading” on any Relevant Exchange or on the primary market on which futures or options contracts related to the Underlying Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

     “Relevant Exchange” means, in respect of the SPX Index or the RTY Index, as applicable, the primary exchange or market of trading for any security then included in the SPX Index or the RTY Index, as applicable, or any Successor Index to the SPX Index or the RTY Index, as applicable.

     “Index Business Day” means, in respect of the SPX Index or the RTY Index, as applicable, a day, as determined by the Calculation Agent, on which trading is generally conducted on each of the Relevant Exchange(s) for such Underlying Index, other than a day on which trading on such Relevant Exchange(s) is scheduled to close prior to the time of the posting of its regular final weekday closing price.

Discontinuance of the SPX Index or the RTY Index; Alteration of Method of Calculation

     If the publisher of an Underlying Index discontinues publication of such Underlying Index and such publisher or another entity (including Morgan Stanley & Co. Incorporated, which we refer to as MS & Co.) publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued Underlying Index (such index being referred to herein as a “Successor Index”), then the SPX Index Final Value or the RTY Index Final Value, as applicable, will be determined by reference to the published value of such Successor Index at the regular weekday close of trading on the Expiration Date and any reference to the Underlying Index in this prospectus supplement shall be deemed to refer to such Successor Index.

     Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to Morgan Stanley and to DTC, as holder of the Warrants, within three Business Days of such selection. We expect that such notice will be passed on to you, as a beneficial owner of the Warrants, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

     If the publisher of an Underlying Index discontinues publication of the Underlying Index prior to, and such discontinuance is continuing on the Expiration Date and MS & Co., as the Calculation Agent, determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the SPX Index Final Value or the RTY Index Final Value, as applicable. The SPX Index Final Value or the RTY Index Final Value, as applicable, will be computed by the Calculation Agent in accordance with the formula for calculating the relevant Underlying Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security most recently constituting the Underlying Index without any rebalancing or substitution of such securities following such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of the Underlying Index may adversely affect the value of the Warrants.

     If at any time the method of calculating the Underlying Index or a Successor Index, or the value thereof, is changed in a material respect, or if the Underlying Index or a Successor Index is in any other way modified so that such index does not, in the opinion of MS & Co., as the Calculation Agent, fairly represent the value of the Underlying Index or such Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on the Expiration Date, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to the Underlying Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the SPX Index Final Value or the RTY Index Final Value, as applicable, with reference to the relevant Underlying Index or such Successor Index, as adjusted. Accordingly, if the method of calculating the Underlying Index or a Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of the Underlying Index or such Successor Index as if it had not been modified (e.g., as if such split had not occurred).

Calculation Agent

     Our affiliate, MS & Co., will act as Calculation Agent. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us.

     All calculations related to determination of the amount of cash payable per Warrant will be made by the Calculation Agent and will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upwards (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Warrants will be rounded to the nearest cent, with one-half cent rounded upward.

     Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Warrants, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the SPX Index Initial Value, the RTY Index Initial Value, SPX Index Final Value, the RTY Index Final Value, the Outperformance Return and the Outperformance Amount, if any, and calculating the Cash Settlement Amount, if any, that you will receive upon automatic exercise on the Expiration Date. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Listing

     The Warrants will not be listed on any securities exchange.

HISTORICAL INFORMATION

Historical Data on the SPX Index and RTY Index

     The following tables sets forth the high and low closing values, as well as end-of-quarter closing values, of the SPX Index and the RTY Index for each quarter in the period from January 1, 2002 through June 12, 2007. On June 12, 2007, the index closing value of the SPX Index was 1,493.00 and the index closing value of the RTY Index was 821.72. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical values of the SPX Index and the RTY Index should not be taken as an indication of future performance, and no assurance can be given as to the level of the SPX Index and the RTY Index on the Expiration Date. We cannot give you any assurance that the performance of the SPX Index over the term of the Warrants will be greater than the performance of the RTY Index so that you will receive Cash Settlement Amount greater than zero upon automatic exercise of your Warrants.

			Period
SPX Index	High	Low	End

2002
First Quarter	1,172.51	1,080.17	1,147.39
Second Quarter	1,146.54	973.53	989.82
Third Quarter	989.03	797.70	815.28
Fourth Quarter	938.87	776.76	879.82
2003
First Quarter	931.66	800.73	848.18
Second Quarter	1,011.66	858.48	974.50
Third Quarter	1,039.58	965.46	995.97
Fourth Quarter	1,111.92	1,018.22	1,111.92
2004
First Quarter	1,157.76	1,091.33	1,126.21
Second Quarter	1,150.57	1,084.10	1,140.84
Third Quarter	1,129.30	1,063.23	1,114.58
Fourth Quarter	1,213.55	1,094.81	1,211.92
2005
First Quarter	1,225.31	1,163.75	1,180.59
Second Quarter	1,216.96	1,137.50	1,191.33
Third Quarter	1,245.04	1,194.44	1,228.81
Fourth Quarter	1,272.74	1,176.84	1,248.29
2006
First Quarter	1,307.25	1,254.78	1,294.83
Second Quarter	1,325.76	1,223.69	1,270.20
Third Quarter	1,339.15	1,234.49	1,335.85
Fourth Quarter	1,427.09	1,331.32	1,418.30
2007
First Quarter	1,459.68	1,374.12	1,420.86
Second Quarter (through
June 12, 2007)	1,539.18	1,424.55	1,493.00

			Period
RTY Index	High	Low	End

2002
First Quarter	506.46	458.40	506.46
Second Quarter	522.95	452.45	462.65
Third Quarter	447.73	356.58	362.27
Fourth Quarter	410.24	327.04	383.09
2003
First Quarter	398.45	345.94	364.54
Second Quarter	458.01	368.69	448.30
Third Quarter	520.20	449.17	487.68
Fourth Quarter	565.47	500.32	556.91
2004
First Quarter	601.50	557.63	590.31

			Period
RTY Index	High	Low	End

Second Quarter	606.39	535.34	591.52
Third Quarter	582.72	517.10	572.94
Fourth Quarter	654.57	564.88	651.57
2005
First Quarter	644.95	604.53	615.07
Second Quarter	644.19	575.02	639.66
Third Quarter	688.51	643.04	667.80
Fourth Quarter	690.57	621.57	673.22
2006
First Quarter	765.14	684.05	765.14
Second Quarter	781.83	672.72	724.67
Third Quarter	734.48	671.94	725.59
Fourth Quarter	797.73	718.35	787.66
2007
First Quarter	829.44	760.06	800.71
Second Quarter (through June 12,
2007	855.09	803.22	821.72

     The following graph plots the respective historical percentage performance of the SPX Index and the RTY Index for the period January 1, 2002 to June 12, 2007, using the values of the indices on January 1, 2002 as the starting point. We obtained the information below from Bloomberg Financial Markets, without independent verification. The historical performance of the indices cannot be taken as an indication of their future performance.

THE S&P 500® INDEX

     We have derived all information contained in this prospectus supplement regarding the S&P 500® Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by S&P. The S&P 500® Index was developed by S&P and is calculated, maintained and published by S&P. We make no representation or warranty as to the accuracy or completeness of such information.

     The S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the value of the S&P 500® Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies (the “Component Stocks”) as of a particular time as compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. The “Market Value” of any Component Stock is the product of the market price per share and the number of the then outstanding shares of such Component Stock. The 500 companies are not the 500 largest companies listed on the NYSE and not all 500 companies are listed on such exchange. S&P chooses companies for inclusion in the S&P 500® Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500® Index to achieve the objectives stated above. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company’s common stock is widely-held and the Market Value and trading activity of the common stock of that company.

     The S&P 500® Index has adopted a float adjustment methodology so that the S&P 500® Index reflects only those shares that are generally available to investors in the market rather than all of a company’s outstanding shares. The float adjustment methodology excludes shares that are closely held by other publicly traded companies, venture capital firms, private equity firms, strategic partners or leveraged buyout groups; government entities; or other control groups, such as a company’s own current or former officers, board members, founders, employee stock ownership plans or other investment vehicles controlled by the company or such other persons.

     The S&P 500® Index is calculated using a base-weighted aggregate methodology: the level of the S&P 500® Index reflects the total Market Value of all 500 Component Stocks relative to the S&P 500® Index’s base period of 1941-43 (the “Base Period”).

     An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

     The actual total Market Value of the Component Stocks during the Base Period has been set equal to an indexed value of 10. This is often indicated by the notation 1941-43=10. In practice, the daily calculation of the S&P 500® Index is computed by dividing the total Market Value of the Component Stocks by a number called the “Index Divisor.” By itself, the Index Divisor is an arbitrary number. However, in the context of the calculation of the S&P 500® Index, it is the only link to the original base period value of the S&P 500® Index. The Index Divisor keeps the S&P 500® Index comparable over time and is the manipulation point for all adjustments to the S&P 500® Index (“Index Maintenance”).

     Index Maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs.

     To prevent the value of the S&P 500® Index from changing due to corporate actions, all corporate actions which affect the total Market Value of the S&P 500® Index require an Index Divisor adjustment. By adjusting the Index Divisor for the change in total Market Value, the value of the S&P 500® Index remains constant. This helps maintain the value of the S&P 500® Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 500® Index does not reflect the corporate actions of individual companies in the S&P 500® Index. All Index Divisor adjustments are made after the close of trading and after the calculation of the closing value of the S&P 500® Index. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500® Index and do not require Index Divisor adjustments.

     The table below summarizes the types of S&P 500® Index maintenance adjustments and indicates whether or not an Index Divisor adjustment is required.

Type of Corporate Action	Adjustment Factor	Divisor Adjustment Required
Stock split (i.e., 2-for-1)	Shares Outstanding multiplied by 2; Stock Price divided by 2	No
Share issuance (i.e., change 5%)	Shares Outstanding plus newly issued Shares	Yes
Share repurchase (i.e., change 5%)	Shares Outstanding minus Repurchased Shares	Yes
Special cash dividends	Share Price minus Special Dividend	Yes
Company Change	Add new company Market Value minus old company Market Value	Yes
Rights Offering	Price of parent company minus	Yes
	Price of Rights Right Ratio	Yes
Spin-Off	Price of parent company minus	Yes
	Price of Spinoff Co. Share Exchange Ratio	Yes

     Stock splits and stock dividends do not affect the Index Divisor of the S&P 500® Index, because following a split or dividend both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the Component Stock. All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

     Each of the corporate events exemplified in the table requiring an adjustment to the Index Divisor has the effect of altering the Market Value of the Component Stock and consequently of altering the aggregate Market Value of the Component Stocks (the “Post-Event Aggregate Market Value”). In order that the level of the S&P 500® Index (the “Pre-Event Index Value”) not be affected by the altered Market Value (whether increase or decrease) of the affected Component Stock, a new Index Divisor (“New Divisor”) is derived as follows:

Post-Event Aggregate Market Value New Divisor	=	Pre-Event Index Value

New Divisor	=	Post-Event Market Value Pre-Event Index Value

     A large part of the S&P 500® Index maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P 500® Index companies. Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the S&P 500® Index are updated as required by any changes in the number of shares outstanding. After the totals are updated, the Index Divisor is adjusted to compensate for the net change in the total Market Value of the S&P 500® Index. In addition, any changes over 5% in the current common shares outstanding for the S&P 500® Index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the Index Divisor.

     In this prospectus supplement, unless the context requires otherwise, references to the S&P 500® Index will include any Successor Index and references to S&P will include any successor to S&P.

License Agreement between S&P and Morgan Stanley

     Standard & Poor’s® Corporation, or S&P®, and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the S&P 500® Index, which is owned and published by S&P, in connection with securities, including the Warrants.

     The license agreement between S&P and Morgan Stanley provides that the following language must be set forth in this prospectus supplement:

     The Warrants are not sponsored, endorsed, sold or promoted by The McGraw-Hill Companies, Inc. (including its affiliates) (S&P, with its affiliates, are referred to as the “Corporations”). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the Warrants. The Corporations make no representation or warranty, express or implied, to the holders of the Warrants or any member of the public regarding the advisability of investing in securities generally or in the Warrants particularly, or the ability of the S&P 500® Index to track general stock market performance. The Corporations’ only relationship to us (the “Licensee”) is in the licensing of the S&P 500®, S&P 500® Index® and S&P® trademarks or service marks and certain trade names of the Corporations and the use of the S&P 500® Index® which is determined, composed and calculated by S&P without regard to the Licensee or the Warrants. S&P has no obligation to take the needs of the Licensee or the owners of the Warrants into consideration in determining, composing or calculating the S&P 500® Index®. The Corporations are not responsible for and have not participated in the determination of the timing, prices, or quantities of the Warrants to be issued or in the determination or calculation of the equation by which the Warrants are to be converted into cash. The Corporations have no liability in connection with the administration, marketing or trading of the Warrants.

     THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE S&P 500® INDEX® OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE LICENSEE, OWNERS OF THE WARRANTS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500® INDEX® OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500® INDEX® OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

     “Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley. The Warrants have not been passed on by the Corporations as to their legality or suitability. The Warrants are not issued, endorsed, sold or promoted by the Corporations. THE CORPORATIONS MAKE NO WARRANTIES AND BEAR NO LIABILITY WITH RESPECT TO THE WARRANTS.

THE RUSSELL 2000® INDEX

     The Russell 2000® Index is an index calculated, published and disseminated by Frank Russell Company, and measures the composite price performance of stocks of 2,000 companies (the “Russell 2000 Component Stocks”) incorporated in the U.S. and its territories. Morgan Stanley obtained all information contained in this prospectus supplement regarding the Russell 2000® Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, Frank Russell Company. Morgan Stanley makes no representation or warranty as to the accuracy or completeness of any information relating to the Russell 2000® Index. Frank Russell Company is under no obligation to continue to publish the Russell 2000® Index and may discontinue publication of the Russell 2000® Index at any time.

     All 2,000 stocks are traded on either the NYSE or the AMEX or in the over-the-counter market and are the 2,000 smallest securities that form the Russell 3000® Index. The Russell 3000 Index is composed of the 3,000 largest U.S. companies as determined by market capitalization and represents approximately 98% of the U.S. equity market. The Russell 2000® Index consists of the smallest 2,000 companies included in the Russell 3000 Index and represents a small portion of the total market capitalization of the Russell 3000 Index. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market.

     Selection of stocks underlying the Russell 2000® Index. The Russell 2000® Index is a sub-group of the Russell 3000 Index. To be eligible for inclusion in the Russell 3000 Index, and, consequently, the Russell 2000® Index, a company’s stocks must be listed on May 31 of a given year and Frank Russell Company must have access to documentation verifying the company’s eligibility for inclusion. Beginning September 2004, eligible initial public offerings are added to Russell U.S. Indices at the end of each calendar quarter, based on total market capitalization rankings within the market-adjusted capitalization breaks established during the most recent reconstitution. To be added to any Russell U.S. index during a quarter outside of reconstitution, initial public offerings must meet additional eligibility criteria.

     Only common stocks belonging to corporations incorporated in the U.S. and its territories are eligible for inclusion in the Russell 3000 Index and, consequently, the Russell 2000® Index. The following securities are specifically excluded from the Russell 2000® Index: (i) stocks traded on U.S. exchanges but incorporated in other countries; (ii) preferred and convertible preferred stock, redeemable shares, participating preferred stock, warrants, rights and trust receipts; (iii) royalty trusts, limited liability companies, closed-end investment companies and limited partnerships and (iv) bulletin board, pink sheets or over-the-counter traded securities. In addition, Berkshire Hathaway is excluded as a special exception due to its similarity to a mutual fund and lack of liquidity.

     The primary criteria used to determine the initial list of securities eligible for the Russell 3000 Index is total market capitalization, which is defined as the price of the shares times the total number of available shares. All common stock share classes are combined in determining market capitalization. If multiple share classes have been combined, the price of the primary vehicle (usually the most liquid) is used in the calculations. In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately. Stocks must trade at or above $1.00 on May 31 of each year to be eligible for inclusion in the Russell 2000® Index. However, if a stock falls below $1.00 intra-year, it will not be removed until the next reconstitution if it is still trading below $1.00.

     The Russell 2000® Index is reconstituted annually to reflect changes in the marketplace. The list of companies is ranked based on May 31 total market capitalization, with the actual reconstitution effective on the first trading day following the final Friday of June each year. Changes in the constituents are preannounced and subject to change if any corporate activity occurs or if any new information is received prior to release.

     Capitalization Adjustments. As a capitalization-weighted index, the Russell 2000® Index reflects changes in the capitalization, or market value, of the Russell 2000 Component Stocks relative to the capitalization on a base date. The current Russell 2000® Index value is calculated by adding the market values of the Russell 2000® Index’s Russell 2000 Component Stocks, which are derived by multiplying the price of each stock by the number of available shares, to arrive at the total market capitalization of the 2,000 stocks. The total market capitalization is then divided by a divisor, which represents the “adjusted” capitalization of the Russell 2000® Index on the base date of December 31, 1986. To calculate the Russell 2000® Index, last sale prices will be used for exchange-traded stocks. If a component stock is not open for trading, the most recently traded price for that security will be used in calculating the Russell 2000® Index. In order to provide continuity for the Russell 2000® Index’s value, the divisor is adjusted periodically to reflect events including changes in the number of common shares outstanding for Russell 2000 Component Stocks, company additions or deletions, corporate restructurings and other capitalization changes.

     Available shares are assumed to be shares available for trading. Exclusion of capitalization held by other listed companies and large holdings of private investors (10% or more) is based on information recorded in corporate filings with the Securities and Exchange Commission. Other sources are used in cases of missing or questionable data.

     The following types of shares are considered unavailable for the purposes of capitalization determinations:

     ESOP or LESOP shares – corporations that have Employee Stock Ownership Plans that comprise 10% or more of the shares outstanding are adjusted;

     Corporate cross-owned shares – when shares of a company in the index are held by another company also in the index, this is considered corporate cross-ownership. Any percentage held in this class will be adjusted;

     Large private and corporate shares – large private and corporate holdings are defined as those shares held by an individual, a group of individuals acting together or a corporation not in the index that own 10% or more of the shares outstanding. However, not to be included in this class are institutional holdings, which are: investment companies, partnerships, insurance companies, mutual funds, banks or venture capitals;

     Unlisted share classes – classes of common stock that are not traded on a U.S. securities exchange; and

     Initial public offering lock-ups – shares locked-up during an initial public offering are not available to the public and will be excluded from the market value at the time the initial public offering enters the index.

     Corporate Actions Affecting the Russell 2000® Index. The following summarizes the types of Russell 2000® Index maintenance adjustments and indicates whether or not an index adjustment is required:

     “No Replacement” Rule – Securities that leave the Russell 2000® Index, between reconstitution dates, for any reason (e.g., mergers, acquisitions or other similar corporate activity) are not replaced. Thus, the number of securities in the Russell 2000® Index over the past year will fluctuate according to corporate activity.

     Rule for Deletions – When a stock is acquired, delisted, or moves to the pink sheets or bulletin boards on the floor of a U.S. securities exchange, the stock is deleted from the index at the close on the effective date or when the stock is no longer trading on the exchange. When deleting stocks from the Russell 2000® Index as a result of exchange de-listing or reconstitution, the price used will be the market price on the day of deletion, including potentially the OTC bulletin board price. Previously, prices used to reflect de-listed stocks were the last traded price on the primary exchange. Exceptions exist for certain corporate events, like mergers or acquisitions, that result in the lack of current market price for the deleted security and in such an instance the latest primary exchange closing price available will be used.

     When acquisitions or mergers take place within the Russell 2000® Index, the stock’s capitalization moves to the acquiring stock, hence, mergers have no effect on the index total capitalization. Shares are updated for the acquiring stock at the time the transaction is final.

     Rule for Additions – The only additions between reconstitution dates are as a result of spin-offs and initial public offerings. Spin-off companies are added to the parent company’s index and capitalization tier of membership, if the spin-off is large enough. To be eligible, the spun-off company’s total market capitalization must be greater than the market-adjusted total market capitalization of the smallest security in the Russell 2000® Index at the latest reconstitution.

     Rule for Corporate Action-Driven Changes – Beginning April 1, 2003 changes resulting from corporate actions generally are applied at the open of the ex-date using the previous day’s closing prices. For reclassification of shares, mergers and acquisitions, spin-offs or reorganizations, adjustments will be made at the open of the ex-date using previous day closing prices. For re-incorporations and exchange delisting, deleted entities will be removed at the open on the day following re-incorporation or delisting using previous day closing prices (including OTC prices for delisted stocks).

     Updates to Share Capital Affecting the Russell 2000® Index. Each month, the Russell 2000® Index is updated for changes to shares outstanding as companies report changes in share capital to the Securities and Exchange Commission. Effective April 30, 2002, only cumulative changes to shares outstanding greater than 5% will be reflected in the Russell 2000® Index. This does not affect treatment of major corporate events, which are effective on the ex-date.

     Pricing of Securities Included in the Russell 2000® Index. Effective on January 1, 2002, primary exchange closing prices are used in the daily index calculations. FT Interactive data is used as the primary source for U.S. security prices, income, and total shares outstanding. Prior to January 1, 2002, composite closing prices, which are the last trade price on any U.S. exchange, were used in the daily index calculations.

     In this prospectus supplement, unless the context requires otherwise, references to the Russell 2000® Index will include any Successor Index and references to Frank Russell Company will include any successor to Frank Russell Company.

License Agreement between Frank Russell Company and Morgan Stanley

     Frank Russell Company and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the Russell 2000® Index, which is owned and published by Frank Russell Company, in connection with securities, including the Warrants.

     The license agreement between Frank Russell Company and Morgan Stanley provides that the following language must be set forth in this prospectus supplement:

     The Warrants are not sponsored, endorsed, sold or promoted by Frank Russell Company. Frank Russell Company makes no representation or warranty, express or implied, to the owners of the Warrants or any member of the public regarding the advisability of investing in securities generally or in the Warrants particularly or the ability of the Russell 2000® Index to track general stock market performance or a segment of the same. Frank Russell Company’s publication of the Russell 2000® Index in no way suggests or implies an opinion by Frank Russell Company as to the advisability of investment in any or all of the securities upon which the Russell 2000® Index is based. Frank Russell Company’s only relationship to Morgan Stanley is the licensing of certain trademarks and trade names of Frank Russell Company and of the Russell 2000® Index, which is determined, composed and calculated by Frank Russell Company without regard to Morgan Stanley or the Warrants. Frank Russell Company is not responsible for and has not reviewed the Warrants nor any associated literature or publications and Frank Russell Company makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. Frank Russell Company reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the Russell 2000® Index. Frank Russell Company has no obligation or liability in connection with the administration, marketing or trading of the Warrants.

     Frank Russell Company DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN AND Frank Russell Company SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. Frank Russell Company MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, INVESTORS, OWNERS OF THE WARRANTS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN. Frank Russell Company MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL Frank Russell Company HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

     The “Russell 2000® Index” is a trademark of Frank Russell Company and has been licensed for use by Morgan Stanley. The Warrants are not sponsored, endorsed, sold or promoted by Frank Russell Company and Frank Russell Company makes no representation regarding the advisability of investing in the Warrants.

USE OF PROCEEDS AND HEDGING

     The net proceeds we receive from the sale of the Warrants will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Warrants through one or more of our subsidiaries. The original purchase price of the Warrants includes the Agent’s commissions (as shown on the cover page of this prospectus supplement) and the cost of hedging our obligations under the Warrants. The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss. See also “Use of Proceeds” in the accompanying prospectus.

     On or prior to the Pricing Date, we, through our subsidiaries or others, intend to hedge our anticipated exposure in connection with the Warrants by taking positions in the stocks underlying the SPX Index and the RTY Index, in futures or options contracts or exchange traded funds on the SPX Index and the RTY Index or their respective component securities listed on major securities markets, or positions in any other available securities or instruments that we may wish to use in connection with such hedging. Such purchase activity could potentially increase the respective values of the SPX Index and the RTY Index. There is no guarantee that the purchase activity will not affect the SPX Index and the RTY Index, and if such purchase activity does affect the two indices, that it will affect the indices equally. For example, if the purchase activity increases the RTY Index only or to a greater extent than the SPX Index, this may affect whether the SPX Index outperforms the RTY Index over the term of the Warrants. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Warrants by purchasing and selling the stocks underlying the SPX Index and the RTY Index, futures or options contracts or exchange traded funds on the SPX Index and the RTY Index or their respective component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. We cannot give any assurance that our hedging activity will not affect the value of the SPX Index and the RTY Index, and, therefore, adversely affect whether the SPX Index outperforms the RTY Index, the value of the Warrants or the payment that you will receive upon their exercise.

BOOK-ENTRY, DELIVERY AND FORM

     The Warrants will be issued in the form of one or more fully registered global Warrants, the “global Warrants,” which will be deposited with, or on behalf of, DTC and registered in the name of Cede & Co., DTC’s nominee. See “Forms of Securities – The Depositary” in the accompanying prospectus. Beneficial interests in the global Warrants will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in the DTC. Because holders will acquire, hold and transfer security entitlements with respect to the Warrants through accounts with DTC and its participants, a beneficial holder’s rights with respect to the Warrants will be subject to the laws (including Article 8 of the Uniform Commercial Code) and contractual provisions governing a holder’s relationship with its securities intermediary and the relationship between its securities intermediary and each other securities intermediary and between it and Morgan Stanley, as the issuer. Except as set forth below, the global Warrants may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

     Individual certificates in respect of the Warrants will not be issued in exchange for the registered global Warrants, except in very limited circumstances. If DTC notifies Morgan Stanley that it is unwilling or unable to continue as a clearing system in connection with the registered global Warrants or ceases to be a clearing agency registered under the Securities Exchange Act, and a successor clearing system is not appointed by Morgan Stanley within 90 days after receiving that notice from DTC or upon becoming aware that DTC is no longer so registered, we will issue or cause to be issued individual certificates in registered form on registration of transfer of, or in exchange for, book-entry interests in the Warrants represented by the registered global Warrants upon delivery of the registered global Warrants for cancellation.

     Title to book-entry interests in the Warrants will pass by book-entry registration of the transfer within the records of DTC in accordance with its procedures. Secondary market trading between DTC’s participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System.

     A further description of DTC’s procedures with respect to the global Warrants is set forth in the prospectus under “Forms of Securities—Global Securities” and “—The Depositary.” DTC has confirmed to Morgan Stanley, the agent and the trustee that it intends to follow such procedures.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus does not apply to the Warrants issued under this preliminary prospectus supplement and is superseded by the following discussion.

      The following are the material U.S. federal income tax consequences of ownership and disposition of the Warrants. This discussion only applies to initial investors in the Warrants who:

  purchase the Warrants at their “issue price”; and

  will hold the Warrants as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

     This discussion does not describe all of the tax consequences that may be relevant to a particular holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

  certain financial institutions;

  insurance companies;

  dealers in securities or foreign currencies;

  investors holding the Warrants as part of a hedging transaction, “straddle,” conversion transaction, or integrated transaction or who hold the Warrants as part of a constructive sale transaction;

  U.S. Holders, as defined below, whose functional currency is not the U.S. dollar;

  partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

  regulated investment companies;

  real estate investment trusts;

  tax exempt entities, including an “individual retirement account” or “Roth IRA” as defined in Section 408 or 408A of the Code, respectively;

  persons subject to the alternative minimum tax;

  nonresident alien individuals who have lost their U.S. citizenship or who have ceased to be taxed as U.S. resident aliens; and

  Non-U.S. Holders, as defined below, for whom income or gain in respect of the Warrants is effectively connected with the conduct of a trade or business in the United States.

     As the law applicable to the U.S. federal income taxation of instruments such as the Warrants is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

     This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this preliminary prospectus supplement may affect the tax consequences described herein. Persons considering the purchase of the Warrants are urged to consult their tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

     General

     The Warrants will be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. You are urged to consult your own tax advisors regarding all aspects of the U.S. federal income tax consequences of an investment in the Warrants and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussion is based on the characterization and treatment of the Warrants described above.

     Tax Consequences to U.S. Holders

     As used herein, the term “U.S. Holder” means, for U.S. federal income tax purposes, a beneficial owner of a Warrant that is:

  a citizen or resident of the United States;

  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof; or

  an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

     The term U.S. Holder also includes certain former citizens and residents of the United States.

     Tax Treatment of the Warrants

     The following U.S. federal income tax consequences will result.

     Tax Treatment Prior to Maturity. A U.S. Holder will not be required to recognize taxable income over the term of the Warrants prior to maturity, other than pursuant to a sale or exchange as described below.

     Tax Basis. A U.S. Holder’s tax basis in the Warrants will equal the amount paid by the U.S. Holder to acquire the Warrants.

     Sale, Exchange or Settlement of the Warrants. Upon a sale or exchange of the Warrants, or upon settlement of the Warrants at maturity, a U.S. Holder will generally recognize gain or loss equal to the difference between the amount realized, if any, on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Warrants sold, exchanged, or settled. Any capital gain or loss recognized upon sale, exchange or settlement of the Warrants will be long-term capital gain or loss if the U.S. Holder has held the Warrants for more than one year at such time.

     Backup Withholding and Information Reporting

     Backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, or otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS. In addition, information returns will be filed with the IRS in connection with payments on the Warrants and the proceeds from a sale or other disposition of the Warrants, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

     Tax Consequences to Non-U.S. Holders

     This section only applies to you if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means, for U.S. federal income tax purposes, a beneficial owner of the Warrants that is:

  an individual who is classified as a nonresident alien;

  a foreign corporation; or

  a foreign trust or estate.

     “Non-U.S. Holder” does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes. Such a holder is urged to consult his or her own tax advisors regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of the Warrants.

     Tax Treatment upon Sale, Exchange or Settlement of the Warrants

     In general. A Non-U.S. Holder of the Warrants will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

     U.S. Federal Estate Tax

     Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Warrants are likely to be treated as U.S. situs property subject to U.S. federal estate tax. Prospective investors that are non-U.S. individuals, or are entities of the type described above, are urged to consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the Warrants.

     Backup Withholding and Information Reporting

     Information returns may be filed with the IRS in connection with the payment on the Warrants at maturity as well as in connection with the proceeds from a sale, exchange or other disposition. A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

ERISA MATTERS FOR PENSION PLANS AND INSURANCE COMPANIES

     Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Warrants. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

     In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Warrants are acquired by or with the assets of a Plan with respect to which MS & Co., or any of its affiliates, is a service provider or other party in interest, unless the Warrants are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

     The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Warrants. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts)

and PTCE 84-14 (for certain transactions determined by independent qualified asset managers). In addition, ERISA Section 408(b)(17) provides an exemption for the purchase and sale of securities and related lending transactions, provided that neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more than “adequate consideration” (to be defined in regulations to be issued by the Secretary of the Department of Labor) in connection with the transaction (the so-called “service provider” exemption).

     Because we may be considered a party in interest with respect to many Plans, the Warrants may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Warrants will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Warrants that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Warrants on behalf of or with “plan assets” of any Plan, or with any assets of a governmental or church plan that is subject to any federal, state or local law that is substantially similar to the provisions of Section 406 of ERISA of Section 4975 of the Code or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental or church plan, any substantially similar federal, state or local law).

     Under ERISA, assets of a Plan may include assets of certain commingled vehicles and entities in which the Plan has invested (including, in certain cases, the general account of an insurance company). Accordingly, commingled vehicles and entities which include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Warrants on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief under any available exemptions, such as PTCEs 96-23, 95-60, 91-38, 90-1 or 84-14 or the service provider exemption.

     Purchasers of the Warrants have exclusive responsibility for ensuring that their purchase, holding and disposition of the Warrants do not violate the prohibited transaction rules of ERISA or the Code or similar regulations applicable to governmental or church plans, as described above. The sale of any Warrants to any Plan investor is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plan investors generally or any particular Plan investor, or that such an investment is appropriate for Plan investors generally or any particular Plan investor.

PLAN OF DISTRIBUTION

     Under the terms and subject to the conditions of an underwriting agreement between us and MS & Co., MS & Co. (the “Agent”), acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of Warrants set forth on the cover of this prospectus supplement. The Agent proposes initially to offer the Warrants directly to the public at the public offering price set forth on the cover page of this prospectus supplement.

     We will have the sole right to accept offers to purchase these Warrants and may reject any offer in whole or in part. The Agent may reject, in whole or in part, any offer it solicited to purchase the Warrants.

     The Agent may allow a concession not in excess of $ per Warrant to other dealers, which may include Morgan Stanley & Co. International plc and Bank Morgan Stanley AG. After the initial offering of the Warrants, the Agent may vary the offering price and other selling terms from time to time.

     The Agent may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended. We and the Agent have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act, or to contribute to payments made in respect of those liabilities. We have also agreed to reimburse the Agent for specified expenses.

     The Agent will sell the Warrants only to investors who have options-approved brokerage accounts.

     We estimate that we will spend approximately $5,070,500 for printing, rating agency, Trustee’s and legal fees and other expenses allocable to the offering of the Warrants and the other securities initially registered on our shelf registration statement and estimate that we will spend corresponding amounts with respect to any additional securities that we have or may register in the future on our shelf registration statement subsequent to our initial filing.

     These Warrants will not be listed on any securities exchange. However, we have been advised by the Agent that it intends to make a market in the Warrants as applicable laws and regulations permit. The Agent is not obligated to do so, however, and the Agent may discontinue making a market at any time without notice. No assurance can be given as to the liquidity of any trading market for the Warrants.

     MS & Co. is our wholly-owned subsidiary. The Agent will conduct each offering of these Warrants in compliance with the requirements of Rule 2720 of the NASD regarding an NASD member firm’s distributing the securities of an affiliate. Following the initial distribution of these Warrants, the Agent may offer and sell those Warrants in the course of its business as a broker-dealer. The Agent may act as principal or agent in those transactions and will make any sales at varying prices related to prevailing market prices at the time of sale or otherwise. The Agent may use this prospectus supplement in connection with any of those transactions. The Agent is not obligated to make a market in any of these Warrants and may discontinue any market-making activities at any time without notice.

     Underwriters, agents and dealers participating in offerings of the Warrants that are not our affiliates may presently or from time to time engage in business transactions with us, including extending loans to us.

     Neither the Agent nor any dealer utilized in the initial offering of these Warrants will confirm sales to accounts over which it exercises discretionary authority without the prior specific written approval of its customer.

     In order to facilitate the offering of these Warrants, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of these Warrants or any other securities the prices of which may be used to determine payments on these securities. Specifically, the Agent may sell more Warrants than they are obligated to purchase in connection with the offering, creating a short position for its own account. A short sale is covered if the short position is no greater than the number or amount of Warrants available for purchase by the Agent under any overallotment option. The Agent can close out a covered short sale by exercising the overallotment option or purchasing these Warrants in the open market. In determining the source of Warrants to close out a covered short sale, the Agent will consider, among other things, the open market price of these Warrants compared to the price available under the overallotment option. The Agent may also sell these Warrants or any other securities in excess of the overallotment option, creating a naked short position. The Agent must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the Agent are concerned that there may be downward pressure on the price of these Warrants in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, these Warrants or any other securities in the open market to stabilize the price of these securities or of any other securities. Finally, in any offering of the securities through a syndicate of underwriters or dealer group, the Agent acting on behalf of the underwriting syndicate or for itself may also reclaim selling concessions allowed to an underwriter or a dealer for distributing these Warrants in the offering, if the Agent repurchases previously distributed Warrants to cover syndicate short positions or to stabilize the price of these securities. Any of these activities may raise or maintain the market price of these Warrants above independent market levels or prevent or retard a decline in the market price of these securities. The Agent are not required to engage in these activities, and may end any of these activities at any time.

     Concurrently with the offering of these Warrants through the Agent, we may issue other warrants under the warrant agreement referred to in this prospectus supplement.

     General

     No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Warrants or possession or distribution of this prospectus supplement or the accompanying prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the Warrants, or distribution of this prospectus supplement or the accompanying prospectus or any other offering material relating to the Warrants, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

     The Agent has represented and agreed, and each dealer through which we may offer the Warrants has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Warrants or possesses or distributes this prospectus supplement or the accompanying prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Warrants under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Warrants. We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

     Brazil

     The Warrants have not been and will not be registered with the Comissão de Calores Mobiliários (The Brazilian Securities Commission). The Warrants may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

     Chile

     The Warrants have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the Warrants or distribution of this prospectus supplement or the accompanying prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

     Hong Kong

     No action has been taken to permit an offering of the Warrants to the public in Hong Kong as the Warrants have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the Warrants, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the Warrants which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

     Mexico

     The Warrants have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This prospectus supplement and the accompanying prospectus may not be publicly distributed in Mexico.

     Singapore

     The Agent and each dealer represent and agree that they will not offer or sell the Warrants nor make the Warrants the subject of an invitation for subscription or purchase, nor will they circulate or distribute this prospectus supplement and the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Warrants, whether directly or indirectly, to persons in Singapore other than:

     (a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

     (b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

     (c) a person who acquires the Warrants for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

     (d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.